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                                                          January 17, 2001




         Ms. Agnes Touraine
         Directeur General
         HAVAS
         31 rue du Colisee
         75383 Paris
         CEDEX 08 France

         Dear Ms. Touraine:

                  Houghton Mifflin Company (the "Company") is prepared to furnish Vivendi Universal and Havas ("you") with certain information that is either confidential, proprietary or otherwise not generally available to the public to assist you in pursuing discussions with regard to entering into a possible transaction with the Company.

                  In acknowledgment of these facts and as an inducement to the Company to furnish you with such information, you hereby agree as follows:

                  NONDISCLOSURE OF CONFIDENTIAL INFORMATION. For a period of two years from the date of this letter, the Confidential Information (as defined in Section 5) will only be used in connection with the purpose described above, and will be kept confidential by you and the directors, officers, employees or representatives of you or your affiliates (collectively, "Representatives"). However, any of the Confidential Information may be disclosed to your Representatives, but only if such Representatives need to know the Confidential Information for the purpose described above. It is understood (i) that these Representatives will be informed by you of the confidential nature of the Confidential Information and the requirement that it not be used other than for the purpose described above, (ii) that the Representative will be directed by you to respect the terms of this letter agreement, and (iii) that, in any event, you shall be responsible for any breach of this letter agreement by any of your Representatives. You will not disclose the Confidential Information to any person other than as permitted hereby, and you will use your best efforts to safeguard the Confidential Information from unauthorized disclosure. The term "person" as used in this letter shall be broadly interpreted to include any corporation, company, partnership or individual, and the term "Company" shall include, where the context permits, subsidiaries of the Company.

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         Ms. Agnes Touraine
         January 17, 2001
         Page 2

                  NONDISCLOSURE OF DISCUSSIONS. Each party agrees that without the prior written consent of the other party and except as required by law (in which case the immediately following paragraph shall apply to each party) will not disclose to any person (and shall cause its representatives not to disclose) either the fact that the Confidential Information has been made available to you or that you have inspected any portion of the Confidential Information, the fact that discussions with respect to the above purpose are taking place or other facts with respect to these discussions, including their status.

                  NOTICE PRECEDING COMPELLED DISCLOSURE. If you or any of your Representatives are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, you will promptly notify the Company of such request or requirement so that the Company may seek an appropriate protective order or waive compliance with provisions of this letter agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, you or any of your Representatives are, in the written opinion of your counsel, a copy of which shall be provided to the Company, compelled to disclose the Confidential Information, you may disclose only such of the Confidential Information to the party compelling disclosure as is required by law. You will exercise your reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

                  NO PURCHASE OF SECURITIES. In view of the fact that the Confidential Information consists of information that is either confidential, proprietary or otherwise not generally available to the public, you agree that for a period of eighteen months from the date of this letter, neither you nor any of your Representatives, subsidiaries or controlled affiliates (as such term is defined under the Securities Exchange Act of 1934) will, without the prior written consent of the Company, (i) in any manner acquire, agree to acquire or make any proposal or offer to acquire, or solicit or seek to effect or negotiate with respect to the acquisition of, directly or indirectly, any voting securities or property of the Company, (ii) propose to enter into, directly or indirectly, any merger or business combination involving the Company or to purchase, directly or indirectly, a material portion of the assets of the Company, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company, (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act) or otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (v) disclose any intention, plan or arrangement, or make any statement, with respect to any of


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         Ms. Agnes Touraine
         January 17, 2001
         Page 3

         the foregoing or (vi) advise, assist or encourage any other persons in connection with any of the foregoing. You also agree during such period not to (x) request the Company (or its directors, shareholders, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 4 or (y) take any action that might require the Company to make a public announcement regarding the possibility of a business combination or merger.

                  DEFINITION OF "CONFIDENTIAL INFORMATION". As used herein, "Confidential Information" means all information that is furnished to you or your Representatives by the Company (including any director, officer, employee or representative of the Company) that concerns the Company, its affiliates or subsidiaries, and which is either confidential, proprietary or otherwise not generally available to the public. Notwithstanding the foregoing, the following will not constitute Confidential Information for purposes of this letter: (i) information which is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) information which was already known to you on a nonconfidential basis prior to being furnished to you by the Company or (iii) information which becomes available to you on a nonconfidential basis from a source other than the Company if such source was not known to you to be subject to any prohibition against transmitting the information to you.

                  RETURN OF INFORMATION. You shall keep a record of the Confidential Information furnished to you and of the location of such Confidential Information. The written Confidential Information, except for that portion of the Confidential Information that may be found in analyses, compilations, studies or other documents prepared by or for you, will be returned to the Company immediately upon the Company's request, and no copies shall be retained by you or your Representatives. For the purposes of this letter, "written" Confidential Information includes information contained in printed, magnetic or other tangible media, or in information storage and retrieval systems. That portion of the Confidential Information that may be found in analyses, compilations, studies or other documents prepared by or for you, oral Confidential Information and written Confidential Information not so requested or returned will be held by you and kept subject to the terms of this letter agreement, or destroyed.

                  NO WARRANTY OF ACCURACY. You acknowledge that the Company does not make any representation or warranty as to the accuracy or completeness of any information that is furnished to you by the Company. As part for the formal documentation of any transaction, representations and warranties may be required in respect of certain matters referred to in information furnished to you. You agree that, except as contemplated by the preceding sentence, neither the Company nor any officer, director, employee or representative of the Company will have any liability to you or your Representatives resulting from the use of such information by you or your Representatives. For the


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         Ms. Agnes Touraine
         January 17, 2001
         Page 4

         purposes of this Section 7, "information" includes all information furnished by the Company to you, whether or not Confidential Information as defined by Section 5.

                  NO WAIVER. No failure or delay in exercising any rights, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any rights, power or privilege hereunder.

                  REMEDIES, HEADINGS, JURISDICTION AND GOVERNING LAW. Money damages would not be a sufficient remedy for any breach of this letter agreement by you or your Representatives, and the Company shall be entitled to specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement by you or any of your Representatives but shall be in addition to all other remedies available at law or equity to the Company. You consent to personal jurisdiction in any action brought in any court, federal or state, within the State of New York having subject matter jurisdiction arising under this letter agreement. This agreement shall be governed and construed in accordance with the laws of the State of New York.

                                                     Very truly yours,

                                                     HOUGHTON MIFFLIN COMPANY

                                                     /s/ Nader F. Darehshori
                                                     --------------------------
                                                     Nader F. Darehshori
                                                     Chairman, President and
                                                     Chief Executive Officer


         Agreed and Accepted on behalf of
         VIVENDI UNIVERSAL
           and HAVAS

         /s/ Agnes Touraine
         ----------------------------
         Agnes Touraine
         Vice President and
         Chief Executive Officer